Exhibit 99.1

CONNETICS RECEIVES FDA NON-APPROVABLE LETTER FOR EXTINA

Conference Call to be held Wednesday, November 24th at 9:00 a.m. Eastern/6:00 a.m. Pacific

PALO ALTO, Calif. (November 23, 2004) – Connetics Corporation (Nasdaq: CNCT), a specialty pharmaceutical company focused on dermatology, today announced that the U.S. Food and Drug Administration (FDA) has issued a non-approvable letter (dated November 23, 2004) for Extina®, an investigational new drug formulation of 2% ketoconazole for the treatment of seborrheic dermatitis. The FDA concluded that Extina was not effective for the treatment of seborrheic dermatitis because it was not superior to placebo foam.

Connetics announced in April 2003 that results from its Phase III clinical trial with Extina demonstrated non-inferiority to Nizoral® (ketoconazole) 2% Cream as measured by the endpoint of the Investigator’s Static Global Assessment. Connetics also announced the results did not achieve statistical superiority versus placebo foam.

“The FDA’s decision is disappointing and surprising. Based on discussions with the FDA regarding the requirements for the Phase III trial, we believe Extina met the study endpoints and that the NDA was approvable,” said Thomas G. Wiggans, Connetics’ Chief Executive Officer. “We believe that Extina demonstrated efficacy and warranted approval. However, under the circumstances, we will evaluate all options for Extina.”

Commenting on the company’s near-term commercial prospects, Mr. Wiggans added “With our recently expanded and highly experienced sales force, we project continued growth from our core brands in 2005, and we are prepared for the commercial launch of Evoclin™, our new acne foam product, early next month. In addition, we have submitted an NDA for Velac® and have a robust pipeline of clinical and formulation-stage product candidates. We believe that any potential lost revenue for Extina in 2005 will be offset by expense savings as we will not be incurring the planned commercialization costs for Extina.”

As a result of today’s announcement, Connetics now expects product revenues and earnings per diluted share for the 2004 fourth quarter will come in at the low end of previous guidance ranges of $43 million to $46 million and $0.16 to $0.18, respectively.

Conference Call
Connetics will host a conference call to discuss Extina and the non-approvable letter received from the FDA on Wednesday, November 24th beginning at 9:00 a.m. Eastern Time/6:00 a.m. Pacific Time. To participate in the live call by telephone, domestic callers should dial (888) 328-2575, and international callers should dial (706) 643-0459. A telephone replay will be available for 48 hours beginning today at 6:30 p.m. Eastern Time/3:30 p.m. Pacific Time. To access the replay from the U.S., please dial (800) 642-1687; and from outside the U.S. please dial (706) 645-9291. The conference ID# is 2509680.

About Connetics
Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. Connetics has branded its proprietary foam drug delivery vehicle VersaFoam®. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05%, Luxíq® (betamethasone valerate) Foam, 0.12%, Soriatane®

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(acitretin) capsules and Evoclin™ (clindamycin) Foam, 1%. Connetics is developing Velac® (a combination of 1% clindamycin and 0.025% tretinoin) Gel, for treating acne, and Desilux™ (desonide) Foam, 0.05% a low-potency topical steroid formulated to treat atopic dermatitis. Our product formulations aim to improve the management of dermatological diseases and provide significant product differentiation. In our marketed products, these formulations have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance. For more information about Connetics and its products, please visit www.connetics.com.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Securities Litigation Reform Act. Statements about the impact of the non-approvable letter from the FDA to our business, revenues, expenses, and our future plans for Extina are forward-looking statements. These statements are based on certain assumptions made by Connetics’ management based on experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Connetics’ control, and which could cause actual results or events to differ materially from those expressed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks and other factors that are discussed in documents filed by Connetics with the Securities and Exchange Commission from time to time, including Connetics’ Annual Report on form 10-K filed for the year ending December 31, 2003 and form 10-Q for the quarter ended September 30, 2004. Forward-looking statements represent the judgment of the Company’s management as of the date of this release, and Connetics disclaims any intent or obligation to update any forward-looking statements.

Contacts:
Patrick O’Brien	Ina McGuinness or Bruce Voss
Director, Investor Relations	Lippert/Heilshorn & Associates
(650) 739-2950	(310) 691-7100
pobrien@connetics.com	imcguinness@lhai.com

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